Exhibit 24

POWER OF ATTORNEY

Unisys Corporation

Annual Report on Form 10-K

for the year ended December 31, 2007

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below does hereby make, constitute and appoint JOSEPH W. MCGRATH, JANET BRUTSCHEA HAUGEN AND NANCY STRAUS SUNDHEIM, and each one of them severally, his true and lawful attorneys-in-fact and agents, for such person and in such person’s name, place and stead, to sign the Unisys Corporation Annual Report on Form 10-K for the year ended December 31, 2007, and any and all amendments thereto and to file such Annual Report on Form 10-K and any and all amendments thereto with the Securities and Exchange Commission, and does hereby grant unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as said person might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agents and each of them may lawfully do or cause to be done by virtue hereof.

Dated: February 7, 2008

/s/ J.P. Bolduc	/s/ Edwin A. Huston
J. P. Bolduc	Edwin A. Huston
Director	Director

/s/ Craig A. Conway	/s/ Clayton M. Jones
Craig A. Conway	Clayton M. Jones
Director	Director

/s/ James J. Duderstadt	/s/ Leslie F. Kenne
James J. Duderstadt	Leslie F. Kenne
Director	Director

/s/ Henry C. Duques	/s/ Theodore E. Martin
Henry C. Duques	Theodore E. Martin
Chairman of the Board and Director	Director

/s/ Matthew J. Espe	/s/ Joseph W. McGrath
Matthew J. Espe	Joseph W. McGrath
Director	President and Chief Executive Officer; Director

/s/ Denise K. Fletcher
Denise K. Fletcher
Director